SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 31, 2011
iROBOT CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51598	77-0259335

(Commission File Number)	(IRS Employer Identification No.)

8 Crosby Drive, Bedford, Massachusetts	01730

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 430-3000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     On August 31, 2011, the Registrant received a notice of partial termination for convenience under Purchase Contract No. 9EC3843H, or the Agreement, dated as of June 26, 2009, by and between The Boeing Company and the Registrant. Under the Agreement (which was also identified by Prime Contract No. DAAE07-03-9-F001), the Registrant, as a subcontractor, developed XM1216 (320 SUGV) small unmanned ground vehicles for The Boeing Company, as prime contractor, for use by the U.S. federal government. Upon effectiveness of the partial termination, the Registrant will cease XM1216 robot development efforts under the Brigade Combat Team Modernization (BCTM) program, which was formerly known as the Future Combat Systems (FCS) program. The partial termination of the Agreement resulted from the termination of BCTM funding by the U.S. federal government under the prime contract by and between the U.S. federal government and The Boeing Company. Pursuant to the applicable provisions of the Agreement, the partial termination will be effective as of September 30, 2011. The Agreement was terminable in whole or in part by either party, without liability, upon not less than 30 days’ prior written notice.
     The Registrant will continue to produce and sell XM1216 small unmanned ground vehicles to The Boeing Company for use by the U.S. federal government under other existing contractual arrangements, which are not impacted by the partial termination of the Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation
September 7, 2011	By:	/s/ Glen D. Weinstein
		Name:	Glen D. Weinstein
		Title:	General Counsel and Secretary